Exhibit 12

November 14, 2024

MCI Income Fund VII, LLC

2101 Cedar Springs Road, Suite 700

Dallas, Texas 75201

RE: Securities Qualified under Post-Qualification Amendment on Form 1-A for MCI Income Fund VII, LLC - Bonds

Ladies and Gentlemen:

We have acted as counsel to MCI Income Fund VII, LLC (the “Company”) in connection with the preparation and filing of the Company’s post-qualification amendment on Form 1-A (File No. 024-12073) (the “Post-Qualification Amendment”) under the Securities Act of 1933, as amended (the “Act”) and Regulation A promulgated thereunder, with respect to the qualification of $55,000,000 in the aggregate, of its 7.00-11.00% Class A senior secured bonds and its 8.00-12.00% Class B senior secured bonds (collectively the “Bonds”).

This opinion letter is being delivered in accordance with the requirements of Item 17 of Form 1-A under the Securities Act.

In rendering the opinions expressed below, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of (i) the Offering Statement, (ii) the Indenture between the Company, as obligor and UMB Bank, N.A., as trustee (the “Trustee”), a form of which is filed as Exhibit 3(a) to the Offering Statement and a fully executed copy of same, dated as of September 20, 2024, as amended by the First Amendment to Indenture, a form of which is filed as Exhibit 3(f) to the Offering Statement and a fully executed copy of same, dated as of October 10, 2024 (collectively, the “Indenture”) (iii) the form of Bonds, as amended and filed as Exhibits 3(b) and 3(c) to the Offering Statement, (iv) the Post-Qualification Amendment to the Offering Circular, (v) the relevant Company filings with the Delaware Secretary of State (vi) the Company resolution regarding issuance of the amended Bonds pursuant to the Post-Qualification Amendment, (vii) the operating agreements and such other documents and records of the Company and MCI Development 1, LLC, a Wyoming limited liability company, certificates of public officials and representatives of the Company, resolutions and forms of resolutions and other documents and have examined such questions of law and have satisfied ourselves to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the legal capacity of all natural persons. We have also assumed the conformity with the original documents of any copies thereof submitted to us for our examination and the authenticity of the originals of such documents.

Based on the foregoing, we are of the opinion that the Bonds are duly and validly authorized for issuance and, upon the due execution, authentication and issuance of the Bonds as contemplated by the Indenture, the Offering Statement and the Post-Qualification Amendment contained therein, and upon payment and delivery of the Bonds as contemplated by the Offering Statement, the Bonds will be: (i) validly issued, fully paid and non-assessable; and (ii) valid and binding obligations of the Company.

The foregoing opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) general principles of equity (whether considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws, and we express no opinion with respect to whether acceleration of the Bonds may affect the collectability of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

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We assume for purposes of this opinion that the Company will remain duly organized, validly existing and in good standing under Delaware law.

To the extent that the obligations of the Company under an Indenture may be dependent thereon, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture constitutes a legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We consent to the use of this opinion as an exhibit to the Offering Statement and to the use of the name of our firm therein.

Very truly yours,

/s/ Maynard Nexsen PC

Maynard Nexsen PC

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